EXHIBIT E

RECENT DEVELOPMENTS

The Republic of Peru

In an effort to standardize the mechanics of payment on all of its outstanding series of bonds, Peru undertook review of its outstanding series and determined that it would make the following amendments:

•

An amendment to the Fiscal Agency Agreement, dated February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between the Republic of Peru and The Bank of New York Mellon (as successor of JPMorgan Chase Bank), to change the record date for all series of bonds thereunder to three business days prior to any applicable interest payment date; and

•

a supplemental indenture to the Indenture, dated August 25, 2015, among the Republic of Peru, The Bank of New York Mellon and The Bank of New York Mellon SA/NV, Luxembourg Branch (formerly The Bank of New York Mellon (Luxembourg) S.A.), to change the record date for all series of bonds thereunder to three business days prior to any applicable interest payment date.

These amendments are effective as of January 5, 2023.

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